Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Year-To-Date and Second Quarter Fiscal 2010 Operating Results

•	Net sales increased $92.4 million, or 6.0% for the six months ended July 31, 2010 versus last year.
•	Adjusted EBITDA increased $24.7 million, or 40.2% during the six months ended July 31, 2010 versus last year.
•	Debt, Net of Cash improved $93.2 million versus last year.
•	Average inventory per comparative store decreased 9.3% versus last year.

BURLINGTON, NEW JERSEY, September 22, 2010 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced its results for the second quarter ended July 31, 2010.

Year to Date Fiscal 2010 Operating Results

Net sales were $1,623.4 million for the six months ended July 31, 2010 compared with $1,531.0 million for the six months ended August 1, 2009, a 6.0% increase.  Comparative store sales increased 1.9%.

Adjusted EBITDA increased $24.7 million, or 40.2%, to $86.1 million for the six months ended July 31, 2010 from $61.4 million for the six months ended August 1, 2009.  The increase in the Company’s Adjusted EBITDA of $24.7 million is primarily the result of increased sales.

Second Quarter Fiscal 2010 Operating Results

Net sales were $728.8 million for the three months ended July 31, 2010 compared with $701.0 million for the three months ended August 1, 2009, a 4.0% increase.  Comparative store sales increased 0.3%.

Adjusted EBITDA for the three months ended July 31, 2010 was $7.8 million compared with $2.5 million for the three months ended August 1, 2009, as calculated on a more comparable basis with the current year.  Last year’s Adjusted EBITDA was favorably impacted by a change in the cadence of our markdowns, as well as the re-definition of our fiscal quarters due to our fiscal year end change.  During the first quarter ended May 2, 2009, gross margin was negatively impacted by $35 million.  Conversely, during the second quarter last year, gross margin was positively impacted by this amount.

Tom Kingsbury, President and Chief Executive Officer stated, “We were extremely pleased to report a 6.0% increase in net sales and a 40.2% increase in Adjusted EBITDA for the spring season.  I would like to thank our store and corporate teams for contributing to this result.”

As previously reported, in order to conform to the predominant fiscal calendar used within the retail industry, we changed our fiscal year from a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to May 31 to a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to January 31.  As a result of this change and the seasonality of the Company’s business, the Company recast its prior quarterly interim financial information on the basis of the new fiscal year for comparative purposes.

Second Quarter Fiscal 2010 Conference Call

           The Company will hold a conference call for investors on Friday, September 24, 2010 at 10:00 a.m. Eastern Time to discuss the Company’s second quarter Fiscal 2010 operating results. To participate in the call, please dial 888-222-4319. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through September 25, 2010 at 12:00 p.m. Eastern Time. To access the replay, please dial 800-633-8284, then the access number, 21482166.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 453 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands)

	Six Months Ended		Three Months Ended

	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

REVENUES:
Net Sales	$1,623,428	$1,531,020	$728,750	$700,978
Other Revenue	14,075	13,784	6,795	6,724
Total Revenue	1,637,503	1,544,804	735,545	707,702

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	1,021,741	978,459	469,388	424,249
Selling and Administrative Expenses	550,308	528,649	271,779	266,541
Restructuring and Separation Costs	2,152	5,104	1,190	81
Depreciation and Amortization	72,235	77,345	35,506	37,666
Interest Expense (Inclusive of Gain/Loss on Interest Rate Cap Agreements)	53,422	37,683	26,057	16,766
Impairment Charges – Long-Lived Assets	258	9,428	73	42
Impairment Charges – Tradenames	-	15,250	-	-
Other Income, Net	(6,444)	(6,345)	(3,478)	(9,267)
	1,693,672	1,645,573	800,515	736,078

Loss Before Income Tax Benefit	(56,169)	(100,769)	(64,970)	(28,376)

Income Tax Benefit	(20,903)	(51,333)	(24,491)	(15,856)

Net Loss	$(35,266)	$(49,436)	$(40,479)	$(12,520)

EBITDA, Adjusted EBITDA and Debt, Net of Cash

The following tables calculate the Company’s EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), Adjusted EBITDA and Debt, Net of Cash, all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA, as defined in the credit agreement governing our Term Loan, starts with consolidated net income (loss) for the period and adds back (i) depreciation, amortization, impairments and other non-cash charges that were deducted in arriving at consolidated net income (loss), (ii) the provision (benefit) for taxes, (iii) interest expense, (iv) advisory fees, and (v) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the administrative agent for such period.  Adjusted EBITDA is used to calculate the consolidated leverage ratio.  We present Adjusted EBITDA because we believe it is a useful supplemental measure in evaluating the performance of our business and provides greater transparency into our results of operations.

The Company believes that EBITDA, Adjusted EBITDA and Debt, Net of Cash provide investors helpful information with respect to our operations and financial condition. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding senior notes, as well as various covenants related to our senior secured credit facilities which are material to our financial condition and financial statements.  Other companies in our industry may calculate Adjusted EBITDA differently such that our calculation may not be directly comparable.  The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA, Adjusted EBITDA and Debt, Net of Cash may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

Debt, Net of Cash is a non-GAAP financial measure of our financial position.  Debt, Net of Cash is defined as the difference between our total outstanding debt as of the balance sheet date, less our cash and cash equivalents as of the same balance sheet date.  Debt, Net of Cash provides management, including our chief operating decision maker, with helpful information with respect to our operations and financial position.  Debt, Net of Cash has limitations as an analytical tool, and should not be considered either in isolation or as a substitute for total debt or other data prepared in accordance with GAAP.  The primary limitation of Debt, Net of Cash as an analytical tool is that it does not take into consideration that we are not required to use the available cash on hand to pay down the debt.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Six Months Ended		Three Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net Loss	$(35,266)	$(49,436)	$(40,479)	$(12,520)
Interest Expense	53,422	37,683	26,057	16,766
Income Tax Benefit	(20,903)	(51,333)	(24,491)	(15,856)
Depreciation and Amortization	72,235	77,345	35,506	37,666

EBITDA	$69,488	$14,259	$(3,407)	$26,056

Impairment Charges – Long-Lived Assets	258	9,428	73	42
Impairment Charges – Tradenames	-	15,250	-	-
Interest Income	(192)	(139)	(108)	(55)
Non Cash Straight-Line Rent Expense (a)	4,724	2,260	2,820	1,004
Advisory Fees (b)	2,180	2,004	1,118	1,021
Stock Compensation Expense ( c)	837	4,244	604	1,238
Sox Compliance (d)	-	112	-	-
Amortization of Purchased Lease Rights (e)	424	480	214	228
Severance (f)	-	914	-	81
CEO Transaction Costs (g)	-	2,147	-	(217)
Franchise Taxes (h)	596	985	294	700
Insurance Reserve (i)	(142)	5,418	(534)	6,935
Advertising Expense Related to Barter (j)	882	542	477	144
Loss on Disposal of Fixed Assets (k)	258	539	46	339
(Gain) Loss on Investments (l)	(240)	2,991	(240)	-
Change in Fiscal Year End Cost (m)	587	-	-	-
Litigation Reserves (n)	4,923	-	4,923	-
Transfer Tax (o)	1,536	-	1,536	-
Adjusted EBITDA	$86,119	$61,434	$7,816	$37,516

Subsequent to the Company filing its Form 10-Q for the quarter ended July 31, 2010 on September 14, 2010 and prior to this release, with approval from the administrative agents for the Term Loan and ABL Line of Credit, the Company changed the components comprising Adjusted EBITDA such that specific charges associated with the Company’s litigation reserve and its transfer tax liability are added back to consolidated net loss when calculating Adjusted EBITDA.  These changes resulted in approximately a $6.5 million increase in Adjusted EBITDA for both the three and six month periods ended July 31, 2010 compared with the disclosures in our Form 10-Q.  The Company believes that these add-backs provide a more accurate comparison to the comparative periods’ performance.

Debt, Net of Cash is calculated as follows (amounts in thousands):

	July 31, 2010	August 1, 2009
Debt	$1,279,919	$1,317,919
Cash	81,046	25,819
Debt, Net of Cash	$1,198,873	$1,292,100

During the 35 week transition period ended January 30, 2010, in accordance with the credit agreement governing the Term Loan and ABL Line of Credit, and with approval from the administrative agents for the Term Loan and ABL Line of Credit, we changed our methodology of calculating Adjusted EBITDA such that costs incurred in connection with our change in fiscal year end (quantified in note (m) to the foregoing table) are added back to consolidated net income (loss) when calculating Adjusted EBITDA.  This change has no impact on the Adjusted EBITDA amounts presented for prior periods.

(a) Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(b) Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.
(c) Represents expenses recorded under ASC Topic No. 718 “Stock Compensation” during the fiscal periods, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(d) As a voluntary non-accelerated filer, we furnished our initial management report on Internal Controls Over Financial Reporting in our Annual Report on Form 10-K for Fiscal 2008. These costs represent professional fees related to this compliance effort that were incurred during Fiscal 2008 and the first quarter of Fiscal 2009, as well as fees incurred as part of our ongoing internal controls compliance effort for Fiscal 2009, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(e) Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(f) Represents a severance charge resulting from a reduction of our workforce as part of our ongoing cost reduction initiative, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(g) Represents recruiting costs incurred in connection with the hiring of our new President and Chief Executive Officer on December 2, 2008, and other benefits payable to our former President and Chief Executive Officer pursuant to the separation agreement we entered into with him on February 16, 2009.  Both of these adjustments were approved by the administrative agents for the Term Loan and ABL Line of Credit.

(h) Represents franchise taxes paid based on our equity, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(i) Represents the non-cash change in reserves based on estimated general liability, workers compensation and health insurance claims as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(j) Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(k) Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(l) Represents the loss on our investment in the Reserve Primary Fund (Fund), related to a decline in the fair value of the underlying securities held by the Fund, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(m) Represents costs incurred in conjunction with changing our fiscal year end from the Saturday closest to May 31 to the Saturday closest to January 31 commencing with the transition period ended January 30, 2010.  This change was approved by the administrative agents for the Term Loan and ABL Line of Credit.

(n) Represents charges incurred in conjunction with a non-recurring litigation reserve as approved by the administrative agents for the Term Loan and ABL Line of Credit.
(o)Represents one-time transfer taxes incurred on certain leased properties as approved by the administrative agents for the Term Loan and the ABL Line of Credit.